Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Freedom Acquisition I Corp. (the “Company”) on Amendment No. 4 to Form S-4 (File No. 333-269674) of our report dated April 6, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Freedom Acquisition I Corp. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 26, 2023